Registration Statement no. 333-134553

Dated May 16, 2008

Rule 424(b)(2)

Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$5,070,930.00	$199.29

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $775,971.46 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $199.29 is offset against the registration fee due for this offering and of which $775,772.18 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 1

(To prospectus dated May 30, 2006

prospectus supplement dated May 30, 2006

underlying supplement no. 1050 dated May 6, 2008 and

product supplement no. 190-I dated May 6, 2008)

MTNI829

Performance Securities with Partial Protection

Linked to a Global Index Basket

Strategic Alternatives to Indexing

Lehman Brothers Holdings Inc. $5,070,930 Securities Linked to a Global Index Basket due November 30, 2011

Investment Description

These Performance Securities with Partial Protection Linked to a Global Index Basket (the “Notes”) provide potentially enhanced returns based on the positive performance of a basket composed of eight global equity indices as well as protection, at maturity of the Notes, of 10% of your principal. Partial principal protected investments can help reduce portfolio risk while maintaining increased exposure to equities. The partial principal protection feature applies only at maturity. Investing in the Notes is subject to significant risks, including a potential loss of up to 90% of your principal.

Features

❑	Growth Potential: Investors receive enhanced upside participation in the performance of a global index basket.

❑	Partial Protection of Principal: At maturity of the Notes, investors will receive a cash payment equal to at least 10% of their invested principal.

❑	Exposure to Foreign Exchange Rates: Investors may have limited direct exposure to fluctuations in the foreign exchange rates affecting the stocks included in the MSCI EM (Emerging Markets) Index.

❑	Diversification: Investors can diversify into a basket of global indices while maintaining partial principal protection of their investment.

Key Dates

Trade Date	May 16, 2008

Settlement Date	May 21, 2008

Final Valuation Date*	November 25, 2011

Maturity Date*	November 30, 2011

*	Subject to postponement in the event of a market disruption event, as described under “Description of Notes – Payment at Maturity” in the accompanying product supplement no. 190-I.

Security Offerings

We are offering Performance Securities with Partial Protection Linked to a Global Index Basket. The Notes are linked to a basket of indices (the “Basket”) consisting of the S&P 500® Index, the Russell 2000® Index, the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index, the MSCI EM (Emerging Markets) Index, the Swiss Market Index® and the S&P®/ASX 200 Index (each, a “Basket Index” and, collectively, the “Basket Indices”). The Notes are not subject to a predetermined maximum gain and, accordingly, the return on the Notes, if any, at maturity will be determined by the appreciation of the Basket. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples of $10 in excess thereof.

Basket Index Starting Levels[1]								Participation
SPX	RTY	SX5E	UKX	NKY	MXEF	SMI	AS51	Rate	CUSIP	ISIN
1,425.35	741.17	3,862.91	6,304.30	14,219.48	1,240.31	7,653.71	5,931.00	132.68%	52523J214	US52523J2143

[1]

SPX, RTY, SX5E, UKX, NKY, MXEF, SMI and AS51 represent the S&P 500® Index, the Russell 2000® Index, the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index, the MSCI EM (Emerging Markets) Index, the Swiss Market Index® and the S&P®/ASX 200 Index, respectively.

See “Additional Information about Lehman Brothers Holdings Inc. and the Notes” on page 2. The Notes offered will have the terms specified in the base prospectus dated May 30, 2006, the MTN prospectus supplement dated May 30, 2006, product supplement no. 190-I dated May 6, 2008, underlying supplement no. 1050 dated May 6, 2008 and this pricing supplement. See “Key Risks” on page 6, the more detailed “Risk Factors” beginning on page SS-4 of product supplement no. 190-I for risks related to an investment in the Notes and “Risk Factors” beginning on page US-1 of underlying supplement no. 1050 for risks related to the Basket Indices.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 190-I, underlying supplement no. 1050, any other related prospectus supplements or any other relevant terms supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of Lehman Brothers Holdings Inc. and are not FDIC-insured.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Note	$10.00	$0.25	$9.75
Total	$5,070,930.00	$126,773.25	$4,944,156.75

UBS Financial Services Inc.	Lehman Brothers Inc.

Additional Information about Lehman Brothers Holdings Inc. and the Notes

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this pricing supplement together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the Notes are a part, and the more detailed information contained in product supplement no. 190-I (which supplements the description of the general terms of the Notes) and underlying supplement no. 1050 (which describes the Basket Indices, including risk factors specific to each). Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 190-I, underlying supplement no. 1050, this pricing supplement, any other relevant terms supplement and any other relevant pricing supplement for complete details. To the extent that there are any inconsistencies among the documents listed below, this pricing supplement shall supersede product supplement no. 190-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 190-I and “Risk Factors” in the accompanying underlying supplement no. 1050, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling UBS Financial Services Inc. toll-free at 1-877-827-2010 or Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement no. 190-I dated May 6, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508103739/d424b2.htm

♦	Underlying supplement no. 1050 dated May 6, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508103644/d424b2.htm

♦	MTN Prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

♦	Base Prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

References to “Lehman Brothers,” “we,” “our” and “us” refer only to Lehman Brothers Holdings Inc. and not to its consolidated subsidiaries. In this document, “Notes” refers to the Performance Securities with Partial Protection Linked to a Global Index Basket that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦	You seek an investment with a return linked to the performance of the Basket and exposure to the economies of global developed and emerging markets

♦	You seek an investment that offers partial principal protection when the Notes are held to maturity

♦	You are willing and able to risk losing up to 90% of your investment

♦	You are willing to hold the Notes to maturity and are aware that there might be little or no secondary market for the Notes

♦	You do not seek current income from this investment

♦	You believe the Basket will appreciate during the term of the Notes, and you are willing to invest in the Notes based on the Participation Rate of 132.68%

The Notes may not be suitable for you if, among other considerations:

♦	You do not seek an investment with exposure to the economies of global developed and emerging markets

♦	You are unable or unwilling to hold the Notes to maturity

♦	You seek an investment that is 100% principal protected

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings

♦	You seek current income from your investments

♦	You seek an investment for which there will be an active secondary market

♦	You do not believe the Basket will appreciate during the term of the Notes, and you are not willing to invest in the Notes based on the Participation Rate of 132.68%

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 6, “Risk Factors” in product supplement no. 190-I, underlying supplement no. 1050 and the MTN prospectus supplement for risks related to an investment in the Notes.

Final Terms

Issuer	Lehman Brothers Holdings Inc. (A+/A1/AA-)[1]

Issue Price	$10 per Note

Term	Approximately 3 years and 6 months

Basket

The Notes are linked to a basket consisting of the S&P 500® Index (SPX), the Russell 2000® Index (RTY), the Dow Jones EURO STOXX 50® Index (SX5E), the FTSE 100 Index® (UKX), the Nikkei 225SM Index (NKY), the MSCI EM (Emerging Markets) Index (MXEF), the Swiss Market Index® (SMI) and the S&P®/ASX 200 Index (AS51) (each, a “Basket Index” and, collectively, the “Basket Indices”).

Index Weightings	S&P 500® Index Russell 2000® Index Dow Jones EURO STOXX 50® Index FTSE 100 Index® Nikkei 225SM Index MSCI EM (Emerging Markets) Index Swiss Market Index® S&P®/ASX 200 Index	35.00% 20.00% 15.00% 10.00% 10.00% 5.00% 2.50% 2.50%

Protection Percentage	10%

Participation Rate	132.68%

Payment at Maturity (per $10)

If the Basket Return is positive, you will receive a cash payment, per $10 Note principal amount, equal to:

$10 + [$10 × (Basket Return
× Participation Rate)]

If the Basket Return is between 0% and
-10%, inclusive, you will receive the principal amount of your Notes at maturity.

If the Basket Return is less than -10%, you will receive a cash payment, per $10 Note principal amount, equal to:

$10 + [$10 × (Basket Return
+ Protection Percentage)]

If the Basket Return is lower than -10%, you could lose up to $9.00 per $10 of the Note principal amount.

Basket Return	Basket Ending Level - Basket Starting Level Basket Starting Level

Basket Starting Level	100

Basket Ending Level

The Basket closing level on the Final Valuation Date. On the Final Valuation Date, the Basket closing level will be calculated as follows:

100 × [1+ (the S&P 500® Index Return × 35.00%) + (the Russell 2000® Index Return × 20.00%) + (the Dow Jones EURO STOXX 50® Index Return × 15.00%) + (the FTSE 100 Index® Return × 10.00%) + (the Nikkei 225SM Index Return × 10.00%) + (the MSCI EM (Emerging Markets) Index Return × 5.00%) + (the Swiss Market Index® Return × 2.50%) + (the S&P®/ASX 200 Index Return × 2.50%)].

The “S&P 500® Index Return,” the “Russell 2000® Index Return,” the “Dow Jones EURO STOXX 50® Index Return,” the “FTSE 100 Index® Return,” the “Nikkei 225SM Index Return,” the “MSCI EM (Emerging Markets) Index Return,” the “Swiss Market Index® Return,” and the “S&P®/ASX 200 Index Return,” are the performances of the respective Basket Indices, calculated, in each case, as the percentage change from the related Basket Index closing level on the Trade Date to the related Basket Index closing level on the Final Valuation Date. See the definition of Index Return under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 190-I.

Determining Payment at Maturity

[1]

Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

Scenario Analysis and Examples at Maturity

The following scenario analysis and examples reflect a Participation Rate of 132.68% and assume a range of Basket Returns from +50% to -35%.

Example 1—The level of the Basket increases from a Basket Starting Level of 100 to a Basket Ending Level of 110. Because the Basket Ending Level is 110 and the Basket Starting Level is 100, the Basket Return is positive and calculated as follows:

(110-100)/100 = 10%

Because the Basket Return is equal to 10%, the Payment at Maturity is equal to $11.33 per $10.00 Note principal amount calculated as follows:

$10 + ($10 x 10% x 132.68%) = $11.33

Example 2—The level of the Basket decreases from a Basket Starting Level of 100 to a Basket Ending Level of 95. Because the Basket Ending Level is 95 and the Basket Starting Level is 100, the Basket Return is negative and calculated as follows:

(95-100)/100 = -5%

Because the Basket Return is equal to -5%, the absolute value of which is less than the Protection Percentage, the Payment at Maturity is equal to $10.00 per $10.00 Note principal amount (a zero return).

Example 3—The level of the Basket decreases from a Basket Starting Level of 100 to a Basket Ending Level of 70. Because the Basket Ending Level is 70 and the Basket Starting Level is 100, the Basket Return is negative and calculated as follows:

(70-100)/100 = -30%

Because the Basket Return is equal to -30%, the absolute value of which is more than the Protection Percentage, you will lose 1% of principal for each 1% that the absolute value of the Basket Return exceeds the Protection Percentage and the Payment at Maturity is equal to $8.00 per $10.00 (a loss of 20%) Note principal amount calculated as follows:

$10 + [$10 x (-30% + 10%)] = $8.00

What are the tax consequences of the Notes?

Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note, for all tax purposes, you agree to treat, a Note as a cash-settled financial contract, rather than as a debt instrument. Subject to certain limitations, and based on certain factual representations received from us, in the opinion of Sidley Austin LLP, it is reasonable to treat a Note as a cash-settled financial contract for U.S. federal income tax purposes. Pursuant to this agreed upon treatment of the Notes, you will not be required to accrue any income on a Note prior to a sale, exchange or other disposition of a Note prior to maturity or the maturity of a Note. In addition, pursuant to this agreed upon treatment of the Notes, any gain or loss recognized by you upon a sale, exchange or other disposition of a Note or at maturity should be treated as long-term capital gain or loss if you have held such Note for more than one year as of the date of such sale, exchange or other disposition of the Note or maturity.

Recent Tax Law Developments. On December 7, 2007, the Internal Revenue Service released a Notice indicating that the Internal Revenue Service and the Treasury Department are considering and seeking comments as to whether holders of instruments similar to the Notes should be required to accrue income on a current basis over the term of the Notes, regardless of whether any payments are made prior to maturity. In addition, the Notice provides that the Internal Revenue Service and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Internal Revenue Code of 1986, as amended. It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the Notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the Notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described in the accompanying product supplement no. 190-I under the headings “Risk Factors” and “Certain U.S. Federal Income Tax Consequences.”

See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 190-I.

Key Risks

An investment in the Notes involves significant risks not associated with an investment in conventional floating rate or fixed rate medium-term notes. Some of these risks are summarized below and are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 190-I and in the “Risk Factors” section of the accompanying underlying supplement no. 1050, which you are urged to read. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances. Investing in the Notes is not equivalent to investing directly in any of the stocks included in any of the Basket Indices.

♦

Partial Principal Protection Only Applies if You Hold the Notes to Maturity: You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market, you may have to sell them at a discount and you will not have partial principal protection for a decline in the Basket of up to 10%. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

♦

Your Investment in the Notes May Result in a Loss: The Notes do not guarantee any return of principal in excess of $1.00 per $10 Note principal amount. The return on the Notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be fully exposed to any decline in the Basket if, and to the extent to which, the Basket Return is lower than -10%. YOU MAY LOSE UP TO 90% OF YOUR PRINCIPAL IF THE BASKET DECLINES.

♦

Changes in the Level of the Basket Indices May Offset Each Other: The Notes are linked to a weighted basket composed of the Basket Indices, which are not equally weighted. At a time when the level of one or more Basket Indices increases, the level of one or more of the other Basket Indices may not increase as much or may even decline. One consequence of such unequal weighting is that a percentage change in a Basket Index with a higher weighting would have a greater effect on the Basket Ending Level than the same percentage change in a Basket Index with a lower weighting. Therefore, in calculating the Basket Ending Level, increases in the level of one or more of the Basket Indices may be moderated, or offset, by lesser increases or declines in the level of one or more of the other Basket Indices.

♦

No Interest or Dividend Payments or Voting Rights: As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks included in the Basket Indices would have.

♦

Certain Built-in Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the Payment at Maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agents’ commission and the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

♦

An Investment in the Notes is Subject to Risks Associated with Non-U.S. Securities Markets: The stocks that constitute the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index, the MSCI EM (Emerging Markets) Index, the Swiss Market Index® and the S&P®/ASX 200 Index have been issued by non-U.S. companies. Investments in securities indexed to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

♦

There are Risks in Emerging Markets: Countries with emerging markets may have relatively unstable governments, may present risks of nationalization of businesses, may impose restrictions on foreign ownership, foreign currency exchange and the repatriation of assets, and may be less protective of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local, regional and global economic and trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

♦

The Basket Return Will Not Be Adjusted for Changes in Exchange Rates Related to the U.S. Dollar that Might Affect the Basket Indices, and the Notes Will Have Exposure to Certain Exchange Rate Fluctuations: The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the Basket Indices are denominated or stocks included in the Basket Indices are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your return, if any, at maturity. While the MSCI EM (Emerging Markets) Index, one of the Basket Indices, is denominated in U.S. dollars, its component stocks are denominated in other currencies. As a result, you will have foreign currency exposure with respect to that Basket Index, and the value of your Notes will be affected by exchange rate fluctuations between the U.S. dollar and the currencies in which such component stocks are based. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, the value of your Notes may increase or decrease at maturity irrespective of the return of the Basket Index.

♦

Dealer Incentives: We, our affiliates and agents, and UBS Financial Services Inc. and its affiliates, act in various capacities with respect to the Notes. Lehman Brothers Inc. and other of our affiliates may act as a principals, agents or dealers in connection with the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell the Notes instead of other investments. We will pay compensation of $0.25 per Note to the principals, agents and dealers in connection with the distribution of the Notes.

♦

Lack of Liquidity: The Notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the Notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the Notes from us and your ability to sell or trade the Notes in the secondary market may be limited.

♦

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦

UBS AG, an Affiliate of UBS Financial Services Inc., is One of the Companies That Make Up the Swiss Market Index®: UBS AG, which is an affiliate of UBS Financial Services Inc., is one of the companies that make up the Swiss Market Index®. UBS AG will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the level of the Swiss Market Index® and the value of the Notes.

♦

We Are One of the Companies That Make Up the S&P 500® Index: We are one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the level of the S&P 500® Index and the value of the Notes.

♦

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Level of the Basket to which the Notes are Linked or the Value of the Notes: We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. We, our affiliates and agents, may publish, or may have published, research or other opinions that are inconsistent with the investment view implicit in the Notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Additionally, UBS Financial Services Inc. and its affiliates may publish, or may have published, research or other opinions that are inconsistent with purchasing or holding the Notes. You should make your own independent investigation of the merits of investing in the Notes which are linked to the Basket.

♦

Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the level of the Basket on any day, the value of the Notes will be affected by a number of economic and market factors over which we have no control and that cannot readily be foreseen. These factors may include, but are not limited to, economic events, changes in monetary policy, inflation, interest rate volatility, supply and demand for the Notes, market expectations, political, legislative, accounting, tax and other regulatory events, and financial events that may either offset or magnify each other and which are described in more detail in the product supplement no. 190-I.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your own tax situation before investing in the Notes.

♦

Credit of Issuer: An investment in the Notes will be subject to the credit risk of Lehman Brothers Holdings Inc., and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the Notes.

Hypothetical Historical Basket Performance

The graph below illustrates the hypothetical historical performance of the Basket from May 15, 1998 to May 16, 2008 assuming a Basket level of 100 on May 16, 2008. This hypothetical historical performance reflects the performance the Basket would have exhibited based on (i) the actual historical performance of the Basket Indices and (ii) the Index Weightings indicated under “Final Terms” above. Neither the hypothetical historical performance of the Basket nor the actual historical performance of the Basket Indices should be taken as indications of future performance of the Basket or any of the Basket Indices.

Source: Lehman Brothers Inc.

The S&P 500® Index

The S&P 500® Index is published by Standard & Poor’s (“S&P”), a division of The McGraw-Hill Companies, Inc. As discussed more fully in underlying supplement no. 1050 under the heading “The S&P 500® Index,” the S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The ten main sectors of companies comprising the S&P 500® Index, along with the number of companies included in each group as of May 1, 2008 are indicated below: Consumer Discretionary (86); Consumer Staples (40); Energy (36); Financials (92); Health Care (51); Industrials (56); Information Technology (71); Materials (28); Telecommunications Services (9); and Utilities (31).

You can obtain the level of the S&P 500® Index at any time from the Bloomberg Financial Markets page “SPX <Index> <GO>” or from the S&P website at www.standardandpoors.com.

The graph below illustrates the performance of the S&P 500® Index from May 15, 1998 to May 16, 2008. The historical levels of the S&P 500® Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The S&P 500® Index closing level on May 16, 2008 was 1,425.35.

The information on the S&P 500® Index provided in this document should be read together with the discussion under the heading “The S&P 500® Index” beginning on page US-5 of underlying supplement no. 1050. Information contained in the S&P website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Russell 2000® Index

The Russell 2000® Index is calculated, maintained, published and disseminated by Russell Investments (“Russell”). As discussed more fully in underlying supplement no. 1050 under the heading “The Russell 2000® Index,” the Russell 2000® Index measures the composite price performance of stocks of the 2,000 companies domiciled in the U.S. and its territories. The 2,000 stocks included in the Russell 2000® Index consist of the smallest 2,000 companies included in the Russell 3000 Index® . A current list of the issuers that comprise the Russell 2000® Index is available on the Russell website at www.russell.com.

You can obtain the level of the Russell 2000® Index at any time from the Bloomberg Financial Markets page “RTY <Index> <GO>” or from the Russell website at www.russell.com.

The graph below illustrates the performance of the Russell 2000® Index May 15, 1998 to May 16, 2008. The historical levels of the Russell 2000® Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Russell 2000® Index closing level on May 16, 2008 was 741.17.

The information on the Russell 2000® Index provided in this document should be read together with the discussion under the heading “The Russell 2000® Index” beginning on page US-10 of underlying supplement no. 1050. Information contained in the Russell website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Dow Jones EURO STOXX 50® Index

The Dow Jones EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Swiss Exchange. As discussed more fully in underlying supplement no. 1050 under the heading “The Dow Jones EURO STOXX 50® Index,” the Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX Supersector indices, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. Changes in the composition of the Dow Jones EURO STOXX 50® Index are made annually to ensure that the Dow Jones EURO STOXX 50® Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX Index.

You can obtain the level of the Dow Jones EURO STOXX 50® Index at any time from the Bloomberg Financial Markets page “SX5E <Index> <GO>” or from the STOXX Limited website at www.stoxx.com.

The graph below illustrates the performance of the Dow Jones EURO STOXX 50® Index from May 15, 1998 to May 16, 2008. The historical levels of the Dow Jones EURO STOXX 50® Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Dow Jones EURO STOXX 50® Index closing level on May 16, 2008 was 3,862.91.

The information on the Dow Jones EURO STOXX 50® Index provided in this document should be read together with the discussion under the heading “The Dow Jones EURO STOXX 50® Index” beginning on page US-14 of underlying supplement no. 1050. Information contained in the STOXX Limited website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Nikkei 225SM Index

The Nikkei 225SM Index is published and disseminated by Nikkei Inc. As discussed more fully in underlying supplement no. 1050 under the heading “The Nikkei 225SM Index,” the Nikkei 225 SM Index is a modified, price-weighted average of 225 Japanese companies listed in the First Section of the Tokyo Stock Exchange that measures the composite price performance of selected Japanese stocks. The 225 companies included in the Nikkei 225SM Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities.

You can obtain the level of the Nikkei 225SM Index at any time from the Bloomberg Financial Markets page “NKY <Index> <GO>” or from the Nikkei Inc. website at www.nni.nikkei.co.jp.

The graph below illustrates the performance of the Nikkei 225SM Index from May 15, 1998 to May 16, 2008. The historical levels of the Nikkei 225SM Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Nikkei 225SM Index closing level on May 16, 2008 was 14,219.48.

The information on the Nikkei 225SM Index provided in this document should be read together with the discussion under the heading “The Nikkei 225SM Index” beginning on page US-22 of underlying supplement no. 1050. Information contained in the Nikkei Inc. website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The FTSE 100 Index®

The FTSE 100 Index® is calculated, maintained, published and disseminated by FTSE International Limited (“FTSE”), a company owned equally by the London Stock Exchange (the “LSE”) and The Financial Times, in association with the Institute and the Faculty of Actuaries. As discussed more fully in underlying supplement no. 1050 under the heading “The FTSE 100 Index®,” the FTSE 100 Index® measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE. The 100 stocks included in the FTSE 100 Index® were selected from a reference group of stocks trading on the LSE. The reference stocks were selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The 100 stocks included in the FTSE 100 Index® represent the 100 stocks with the largest market value in this reference group.

You can obtain the level of the FTSE 100 Index® at any time from the Bloomberg Financial Markets page “UKX <Index> <GO>” or from the FTSE website at www.ftse.com.

The graph below illustrates the performance of the FTSE 100 Index® from May 15, 1998 to May 16, 2008. The historical levels of the FTSE 100 Index® should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The FTSE 100 Index® closing level on May 16, 2008 was 6,304.30.

The information on the FTSE 100 Index® provided in this document should be read together with the discussion under the heading “The FTSE 100 Index®” beginning on page US-19 of underlying supplement no. 1050. Information contained in the FTSE website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The MSCI EM (Emerging Markets) Index

The MSCI EM (Emerging Markets) Index is published by MSCI, Inc. As discussed more fully in underlying supplement no. 1050 under the heading “The MSCI EM (Emerging Markets) Index”, the MSCI EM (Emerging Markets) Index is a free float-adjusted market capitalization index that is intended to measure the performance of certain emerging equity markets. As of May 2, 2008, the MSCI EM (Emerging Markets) Index consisted of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.

You can obtain the level of the MSCI EM (Emerging Markets) Index at any time from the Bloomberg Financial Markets page “MXEF <Index> <GO>” or from the MSCI Barra website at www.mscibarra.com.

The graph below illustrates the performance of the MSCI EM (Emerging Markets) Index from May 15, 1998 to May 16, 2008. The historical levels of the MSCI EM (Emerging Markets) Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The MSCI EM (Emerging Markets) Index closing level on May 16, 2008 was 1,240.31.

The information on the MSCI EM (Emerging Markets) Index provided in this document should be read together with the discussion under the heading “The MSCI EM (Emerging Markets) Index” beginning on page US-26 of underlying supplement no. 1050. Information contained in the MSCI Barra website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Swiss Market Index®

The Swiss Market Index® is published and maintained by SWX Swiss Exchange. As discussed more fully in underlying supplement no. 1050 under the heading “The Swiss Market Index®,” the Swiss Market Index® is a capitalization-weighted index of the largest and most liquid stocks traded on the Electronic Bourse System. A current list of the stocks that comprise the Swiss Market Index® is available on the SWX Swiss Exchange website at www.swx.com.

You can obtain the level of the Swiss Market Index® at any time from the Bloomberg Financial Markets page “SMI <Index> <GO>” or from the SWX Swiss Exchange website at www.swx.com.

The graph below illustrates the performance of the Swiss Market Index® from May 15, 1998 to May 16, 2008. The historical levels of the Swiss Market Index® should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Swiss Market Index® closing level on May 16, 2008 was 7,653.71.

The information on the Swiss Market Index® provided in this document should be read together with the discussion under the heading “The Swiss Market Index®” beginning on page US-32 of underlying supplement no. 1050. Information contained in the SWX Swiss Exchange website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The S&P®/ASX 200 Index

The S&P®/ASX 200 Index is published and maintained by the S&P Australian Index Committee (the “ASX Committee”), a team of representatives from both Standard & Poor’s and the Australian Stock Exchange. As discussed more fully in underlying supplement no. 1050 under the heading “The S&P®/ASX 200 Index,” the S&P®/ASX 200 Index is composed of the S&P/ASX 100 stocks plus an additional 100 stocks selected by the ASX Committee. As of July, 2007, the S&P®/ASX 200 Index represented approximately 80% of the total market capitalization of the Australian market. The S&P®/ASX 200 Index essentially covers large-cap and mid-cap stocks evaluated for liquidity and size. Additional information concerning the S&P®/ASX 200 Index may be obtained from the Australian Stock Exchange website at www.asx.com.au.

You can obtain the level of the S&P®/ASX 200 Index at any time from the Bloomberg Financial Markets page “AS51 <Index> <GO>” or from the S&P website www.standardandpoors.com.

The graph below illustrates the performance of the S&P®/ASX 200 Index from May 15, 1998 to May 16, 2008. The historical levels of the S&P®/ASX 200 Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The S&P®/ASX 200 Index closing level on May 16, 2008 was 5,931.00.

The information on the S&P®/ASX 200 Index provided in this document should be read together with the discussion under the heading “The S&P®/ASX 200 Index” beginning on page US-38 of underlying supplement no. 1050. Information contained in the Australian Stock Exchange or S&P website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Supplemental Plan of Distribution

We have agreed to sell to UBS Financial Services Inc. and Lehman Brothers Inc. (together, the “Agents”), and the Agents have agreed to purchase, all of the Notes at the price indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We have agreed to indemnify the Agents against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding.

We have, or our affiliate has, entered into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.